Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 29, 2019, by and between ConversionPoint Holdings, Inc., a Delaware corporation (the “Company”), and Raghunath Kilambi (the “Executive”). This Agreement shall be effective, if at all, upon the effectiveness of the Form S-1 (File No. 333-230862) filed by, with the U.S. Securities Exchange Commission (the “Effective Date”).

RECITALS:

WHEREAS, the Company desires to employ Executive as of the Effective Date to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company as of the Effective Date and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

(a)           “Base Amount” shall have the meaning set forth in attributable to such term pursuant to the final regulations promulgated under Section 280G(b)(3)(A) of the Code.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Cause” shall mean any of the following, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied, if applicable: (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets by Executive that results in material harm to the Company or any material breach by Executive of any applicable invention assignment or confidentiality agreement between the Company and Executive, (ii) a material breach by Executive of any agreement between Executive and the Company that results in material harm to the Company, (iii) Executive’s refusal to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony (other than a driving offense related solely to driving in excess of the speed limit) under the laws of the United States or any state thereof or any crime involving moral turpitude, (v) Executive’s repeated refusal to comply with a lawful material directive of the Board, (vi) Executive’s fraud, gross negligence or willful misconduct in the performance of Executive’s duties that has had or could be reasonably expected to have a material adverse effect on the Company or the Company’s reputation, business or financial condition; (vii) Executive’s misappropriation or embezzlement of funds or property of the Company, or (viii) Executive’s breach of any fiduciary duties owed to the Company; provided, however, that Cause shall not arise under this Section 1(c) unless (A) Executive has been notified by the Company of the alleged act(s) that constitute “Cause” and has been given a period of ten (10) days to resolve such allegations (if resolution is possible), and (B) Executive subsequently is given notice and an opportunity to be heard before the Board. Executive shall not be deemed to have been terminated for Cause with respect to clauses (i), (ii), (iii), (v) or (vi) above and only such clauses unless and until there shall have been delivered to Executive a Notice of Termination and copy of a resolution duly adopted by the majority vote of those members of the Board (after reasonable notice to Executive and an opportunity for Executive to cure any such failure), finding that, in the good faith opinion of the Board, Executive was guilty of the conduct set forth in clauses (i), (ii), (iii), (v) or (vi) above.

(d)           “Change in Control” shall have the meaning given to such term in the ConversionPoint Holdings, Inc. 2018 Omnibus Incentive Plan, except that the prefatory language attributable to such term in such plan shall be modified to delete the phrase “except as otherwise determined by the Committee and set forth in the applicable Agreement”.

(e)           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)            “COBRA Coverage” shall mean continuation coverage under the Company’s medical, dental and/or vision benefit plans following a termination of employment pursuant to COBRA.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)           “Compensation Committee” means the Compensation Committee of the Board.

(i)            “Covered Termination” shall mean (i) an Involuntary Termination Without Cause, or (ii) a voluntary termination of employment by Executive for Good Reason, provided that in either case, the termination of employment constitutes a Separation from Service.

(j)            “Date of Termination” shall mean (i) if Executive’s employment is terminated automatically due to Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated for any reason other than death, the date specified in the Notice of Termination.

(k)           “Disability” shall mean (i) that Executive has incurred a physical or mental disability entitling Executive to long-term disability benefits under the Company’s long-term disability plan, if any, or (ii) in the absence of a Company long-term disability plan, Executive’s inability, as determined by the independent members of the Board (or any designated committee of the Board comprised solely of independent directors), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(l)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)          “Good Reason” shall mean Executive’s resignation due to any of the following events, which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of Executive’s annual base salary or target bonus by more than ten percent (10%); provided, however, that, a reduction of annual base salary or target bonus of no more than fifteen percent (15%) that applies to all other similarly situated employees of the Company will not constitute “Good Reason;” (ii) a material diminution of Executive’s title, authority, duties or responsibilities; or (iii) the relocation of the Company’s corporate office at which Executive works, which relocation increases Executive’s one-way commute by at least thirty (30) miles; or (iv) a breach by the Company of any material agreement between the Company and Executive (each of (i), (ii), (iii) and (iv), a “Good Reason Condition”). In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason Condition within ninety (90) days of the existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition as detailed in a Notice of Termination, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition as specified in the Notice of Termination (the “Company Cure Period”). If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive must resign within ninety (90) days of the earlier of the expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition for the resignation to qualify as a resignation for Good Reason (and Executive’s compliance with this notice provision shall not be deemed to violate the provisions of Section 2(a)).

(n)           “Involuntary Termination Without Cause” shall mean termination of Executive’s employment by the Company other than for Cause and other than on Executive’s death or Disability.

(o)           “Notice of Termination” shall mean a notice from Executive or the Company to the other party regarding the intent to terminate Executive’s employment. To the extent applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(p)           “Release” shall mean a release by Executive of all claims arising out of Executive’s employment with the Company or the termination thereof, in the form attached as hereto as Exhibit A.

(q)           “Separation from Service” means Executive’s termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2.             Notice.

(a)           Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 2(b) and shall set forth the Date of Termination, which shall not be earlier than the date on which the Notice of Termination is provided. In the event of a voluntary termination of employment by Executive (whether with or without Good Reason), the Date of Termination shall be no less than fourteen (14) days following the date on which the Notice of Termination is submitted; provided, however, that the Company may elect to waive all or any part of such 14-day notice period.

(b)           Manner of Notice. For purposes of this Agreement, a Notice of Termination, as well as other notices and communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or by overnight courier (e.g., FEDEX) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office or to Executive at the address in the Company’s payroll records, provided that all notices to the Company shall be directed to the attention of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

3.             Duties and Scope of Employment.

(a)           Positions and Duties. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive agrees to serve, as the Company’s Chief Financial Officer. Executive will report to the President and Executive Officer. Executive shall have all the responsibilities and powers normally associated with such position. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the President and Executive Officer. Executive will also perform other such duties and services commensurate with Executive’s position for other operations of affiliates of the Company, as may be reasonably designated from time to time by the President and Executive Officer. Executive will serve the Company faithfully and perform his duties to the best of his business ability, applying his best levels of skill, judgement, professionalism, knowledge, and diligence commensurate with his experience and level of position.

(b)           Exclusive Services. Except during vacation periods and reasonable periods of absence due to sickness, personal injury or disability, Executive shall devote substantially all of his full working time throughout the Employment Term (as defined in Section 3(c)) to the services required of him hereunder. Executive shall render his services exclusively to the Company during the Employment Term (other than as provided below) and shall use his best business efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, Executive may engage in civic and not-for-profit activities, and serve on the boards of directors or serve as a consultant to non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of Executive’s duties to the Company.

(c)           Term of Employment. The period of Executive’s employment pursuant to this Agreement is referred to herein as the Employment Term (“Employment Term”), which Employment Term shall commence as of the Effective Date and shall end on the date Executive resigns or is otherwise terminated pursuant to the provisions of this Agreement.

4.             Confidential and Proprietary Information.

(a)           During the term of this Agreement, the Company will provide to Executive certain confidential and proprietary information owned by the Company as more fully described below. Executive acknowledges that he occupies or will occupy a position of trust and confidence with the Company, and that the Company would be irreparably damaged if Executive were to breach the covenants set forth in this Section 4(a). Accordingly, Executive agrees that he will not, without the prior written consent of the Company, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by the Company to be disclosed in the course of performing Executive’s duties under this Agreement for the Company, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information obtained by Executive during his employment hereunder related to the Company or any parent, subsidiary or affiliated person or entity (collectively, “Confidential Information”). Confidential Information shall include, without limitation, information about the Company’s Inventions (as defined in Section 5(a)), customer lists and product pricing, data, know-how, formulae, processes, ideas, past, current and planned product development, market studies, computer software and programs, database and network technologies, strategic planning and risk management. Executive acknowledges and agrees that all Confidential Information of the Company and/or its affiliates will be received in confidence and as a fiduciary of the Company. Executive will exercise utmost diligence to protect and guard the Confidential Information.

(b)           Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

(c)           Executive agrees that he will, upon the termination of his employment, return all the Company’s property including but not limited to vehicles leased or owned by the Company, mobile telephone, fuel card, personal computer, all documents, working papers, information whether stored on computer disc or otherwise, and all other records relating to the Company and its business. Executive agrees that he will confirm in writing that he has complied with this clause, if requested to do so by the Company, within seven (7) days of receipt of such a request.

(d)           Executive agrees that, while Executive is employed with the Company, he will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with the Company or any of its business activities or solicit individuals or other entities that are customers or competitors of the Company. Executive further agrees that, for a period of twenty-four (24) months after the date of termination of this Agreement (the “Restricted Period”), Executive shall not use the Company’s trade secrets, either directly or indirectly, to compete in any way with the business of the Company and will not solicit individuals or other entities that are customers or competitors of the Company during the six-month period immediately prior to the date of termination of this Agreement, to terminate or change their contracts or business relations with the Company. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee of the Company to terminate such employee’s employment with the Company.

(e)           For purposes of this Section 4, “the Company” shall include any of its parents, subsidiaries or any other entity in which it holds a 50% or greater equity interest.

5.             Inventions.

(a)           Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications or programs (collectively, “Inventions”) made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive’s employment with the Company and for a period of two (2) years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, the Company, or any of its parents, subsidiaries, shall be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property. The following provisions of the California Labor Code shall supplement this Section 5(a):

SECTION 2870 OF THE CALIFORNIA LABOR CODE

Application of Provisions Providing that Employee Shall Assign or Offer to Assign Rights in Inventions to the Company.

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to employer’s business, or actual or demonstrably anticipated research or development of employer; or

(2)       Result from any work performed by the employee for employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(b)           Executive will, upon the Company’s request and without additional compensation, execute any documents necessary or advisable in the opinion of the Company’s legal counsel to direct the issuance of patents to the Company with respect to Inventions that are to be the Company’s exclusive property under this Section 5 or to vest in the Company title to the Inventions; the expense of securing any patent, however, shall be borne by the Company.

(c)           Executive will hold for the Company’s sole benefit any Invention that is to be the Company’s exclusive property under this Section 5 for which no patent is issued.

6.             Cash Compensation.

(a)           Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $300,000 as compensation for services (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to any required withholding. The Compensation Committee will review annually Executive’s performance and determine an amount of increase, if any.

(b)           Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”). Whether any Annual Bonus will be awarded, and the amount of the Annual Bonus awarded to Executive, shall be determined by the Compensation Committee in its sole discretion based upon its consideration of the Company’s performance, Executive’s performance and any other matters as determined by the Compensation Committee. Because the Annual Bonus is intended both to reward past Company and Executive’s performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the last day of a performance period in order to earn any such bonus. Any Annual Bonus awarded by the Board shall be paid upon the earlier of (i) ninety (90) days after the end of the calendar year and (ii) within ten (10) days after the completion of the audit of the Company’s fiscal year financial statements.

7.             Equity-Based Awards. Executive shall be eligible for grants of restricted stock, stock options, stock appreciation rights, restricted stock units, incentive awards, other stock-based awards and dividend equivalents (collectively, “Equity-Based Awards”) from time to time as shall be determined by the Compensation Committee in its sole discretion, and shall be subject to such vesting, exercisability, and other provisions as the Compensation Committee may determine in its discretion, after reviewing the performance of both Executive and the Company. All Equity-Based Awards shall be governed in all respects by the terms of the applicable agreements executed in connection with any grant and the plan documents governing such Equity-Based Awards.

8.             Benefit Plans. During the Employment Term, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with, and subject to, the terms of such plans and programs.

9.             Vacation. Executive will be entitled to paid vacation each year as provided for by the Company’s vacation policy for senior management as such policy may be in effect from time to time with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. In addition, Executive will be entitled to certain paid holidays in accordance with any holiday schedule as may be adopted by the Company.

10.           Expenses. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by Executive in the fulfillment of his duties hereunder; including reasonable travel and lodging expenses, upon presentation by Executive of an itemized account of such expenditures, including receipts as appropriate.

11.           Compensation upon Certain Terminations.

(a)           Termination for Any Reason. Upon Executive’s termination of employment with the Company for any reason, Executive shall be paid (i) all accrued but unpaid base salary, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the date of termination, (iii) pay for accrued, unused vacation time to the extent payable pursuant to the Company’s vacation pay policy, and (iv) any earned but unpaid bonus prior to the date of termination. All such amounts will be paid in the ordinary course in accordance with the terms set forth in this Agreement.

(b)           Covered Termination. If Executive’s employment with the Company is terminated due to a Covered Termination, and Executive no later than twenty-one (21) days (forty-five (45) days in case of a group termination) executes and delivers to the Company, and does not revoke within the seven (7) days after execution, a Release as described in Section 11(c) and continues to remain in material compliance with the obligations set forth in Section 16 (provided that if the Company finds that Executive is not in material compliance with Section 16, then Executive shall have thirty (30) days to remedy such noncompliance upon receiving written notice thereof from the Company), then Executive shall be entitled to the following severance benefits, subject to Section 11:

(i)              Severance Payment. A termination payment equal to (A) 150% of Executive’s Base Salary and (B) 150% of the total target annual cash bonus contemplated under any target cash bonus plan adopted by the Compensation Committee and applicable to Executive, which amounts shall be paid to Executive on the first payroll date following sixty (60) days after termination of employment;

(ii)             Continued Benefits. For the period beginning on the Date of Termination and extending through the earlier of either (A) eighteen (18) months from the Date of Termination, or (B) the first day of Executive’s active date of coverage in a group health plan maintained by a subsequent employer, if Executive timely elects COBRA, the Company shall reimburse Executive, on a monthly basis, for the same percentage of the cost of COBRA Coverage Executive incurs that the Company pays towards such coverage for active employees; all such reimbursements will be treated as fully taxable reimbursements to the extent necessary to avoid any adverse effect on the tax status of the Company’s plans under which such COBRA Coverage is provided; and

(iii)            Effect on Equity-Based Awards. The vesting and exercisability of any and all Equity-Based Awards granted to Executive shall be governed in all respects by the terms of the applicable agreements executed in connection with any grant and the plan documents governing such Equity-Based Awards.

(c)           Release/Continued Compliance. As a condition to Executive’s receipt of any benefits described in this Section 11 (other than in Section 11(a)), Executive shall be required to (i) execute a Release (substantially in the form attached hereto as Exhibit A) within thirty (30) days following the Date of Termination and not revoke such Release within any period permitted under applicable law, and (ii) remain in material compliance with the obligations set forth in Section 16 (provided that if the Company finds that Executive is not in material compliance, then Executive shall have thirty (30) days to remedy such noncompliance upon receiving written notice thereof from the Company).

12.           Section 409A. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order a failure to comply with section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding anything herein to the contrary, all taxable reimbursements and in-kind benefits provided by the Company under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by Executive during the period of time specified in the Agreement; (ii) any in-kind benefits must be provided by the Company during the period of time specified in the Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, in no event will the Company or any of its officers, directors or employees be liable to Executive or any other person if any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code fails to be exempt from or comply with Section 409A of the Code.

13.           Section 280G. In the event that it is determined that any payment or distribution in the nature of compensation made or to be made of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement with or plan of the Company otherwise (the “Total Payments”), would be subject Executive to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then either clauses (a) or (b) below shall apply or occur, as applicable:

(a)           If the aggregate present value of the Total Payments (as calculated pursuant to the Code Section 280G final regulations) is less than 325% of Executive’s Base Amount, then such Total Payments shall be reduced, as necessary, to the smaller amount that is equal to $1.00 less than 300% of Executive’s Base Amount so as to eliminate imposition of the Excise Tax.

(b)           If the aggregate present value of the Total Payments (as calculated pursuant to the Code Section 280G final regulations) is equal to or greater than 325% of Executive’s Base Amount, then, the Company shall pay Executive a cash amount equal to the sum of: (i) any excise taxes that may be imposed on Executive under Code Sections 280G and 4999 (the “Excise Tax Restoration”) and (ii) for any taxes (including excise taxes) that may be imposed on the Excise Tax Restoration payment, and for any interest or penalties related to such excise tax with all such computations performed applying the then highest marginal tax rates (excluding Federal social security taxes given Executive’s compensation will likely exceed the social security limit for such year and net of the maximum reduction in federal taxes that may be obtained from the deduction of state and local taxes). Such payment shall be made to Executive contemporaneously with the withholding of the Excise Tax from Executive within thirty days of the determination that there are excise taxes owed and will be in an amount so that Executive will be in the same position on an after-tax basis that he would have been if no excise taxes, interest and/or penalties had been imposed.

(c)           All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” and/or are potentially subject to the Excise Tax (within the meaning of section 280G of the Code) that are required to be made under this Section 13, shall be made by an independent nationally recognized independent registered public accounting firm not currently retained by the Company and reasonably acceptable by Executive immediately prior to the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of the Change in Control or Termination Date, as applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants that are incurred in connection with this Section 13.

14.           Successors; Binding Agreement.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

15.           Third Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

16.           Non-Competition. Executive agrees that, while Executive is employed with the Company, Executive will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with the Company or any of its business activities.

17.           Miscellaneous.

(a)           Modification or Amendment. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in a writing that specifically states the intent of both parties hereto to supplement the terms herein and is signed by Executive and an authorized officer of the Company as may be specifically designated by the Board or a committee thereof.

(b)           Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(d)           Statutory References. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

(e)           Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(f)            Section Headings. The section headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(g)           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h)           Mutual Drafting. This Agreement shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(i)            Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Orange County, California, conducted by JAMS under the then-applicable JAMS rules for employment disputes. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Each of the Company and Executive shall pay fifty percent (50%) of any and all arbitration fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(j)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.           At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

Raghunath Kilambi

CONVERSIONPOINT HOLDINGS, INC.

Robert Tallack, President and CEO

ConversionPoint Holdings, Inc. -- Employment Agreement – Raghunath Kilambi

EXHIBIT A

FORM OF RELEASE OF CLAIMS BY EMPLOYEE

FOR AND IN CONSIDERATION OF the severance pay and benefits to be provided to me under the Employment Agreement (“Employment Agreement”) between me and ConversionPoint Holdings, Inc. (the “Company”) dated April 29, 2019, which are conditioned on my signing this Release of Claims, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, connected with or arising out of my employment or its termination or the Employment Agreement or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which I was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “Released Claims”). This Release of Claims shall not apply to (a) any claim that arises after I sign this Release of Claims, (b) any rights to indemnification that I may have under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify me or hold me harmless, (c) any claim that may not be waived pursuant to applicable law, (d) my rights to severance pay and benefits under the Employment Agreement, (e) my rights following the date hereof with respect to any equity interests I hold in the Company or any of its affiliates or (f) my rights to any vested benefits to which I am entitled under the terms of any of the Company’s benefit plans, programs, or policies, or that of the Company’s affiliates.

By signing this Release, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release contemplates the extinguishment of such Released Claim or Released Claims.

To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will I pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which I may now have, have ever had, or may in the future have against the Released Parties, which is based in whole or in part on any matter released by this Release.

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I understand that nothing in this Release, limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit my right to receive an award for information provided to any Government Agencies.

By signing this Release of Claims, I acknowledge my understanding that I hereby knowingly and voluntarily enter into this Release of Claims with the purpose of waiving and releasing any claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (OWBPA). I understand and acknowledge that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or forty-five (45) days in case of a group termination) from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. Any changes made to this agreement, whether material or immaterial, will not restart the running of the twenty-one (21) day (or forty-five (45) day in case of a group termination) period. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:

Date Signed:

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